Exhibit 99.1

   BJ's Restaurants Inc. Named to the FORTUNE Small Business Top 100 List of
                           Fastest-Growing Companies

    HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--June 27, 2006--In its July/August 2006 issue of FSB Magazine, FORTUNE named BJ's Restaurants Inc. (Nasdaq:BJRI) to its prestigious list of the 100 fastest-growing small public companies for 2006. To develop its sixth annual FSB 100 list, FORTUNE asked financial research firm Zacks to rank public companies with revenues of less than $200 million and a stock price of more than $1, based on their three-year growth in earnings, revenue, and performance (banks and real estate firms were excluded).
    "We are very pleased to be included on this prestigious list of growth companies for 2006," said Jerry Deitchle, president and CEO. "With only 48 restaurants open today, we clearly have the vast majority of our growth still ahead of us. We believe the best years for BJ's are yet to come."

    BJ's Restaurants Inc. currently owns and operates 48 casual dining restaurants under the BJ's Restaurant and Brewery, BJ's Restaurant and Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The company operates 11 microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The company's restaurants are located in California (32), Texas
(6), Arizona (4), Oregon (3), Colorado (2) and Nevada (1). The company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants Inc. on the Web at http://www.bjsrestaurants.com.

    Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 32 of our current 48 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and service-mark risks,
(xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage,
(xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the company's filings with the Securities and Exchange Commission. BJ's Restaurants Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: BJ's Restaurants Inc.
             Greg Levin, 714-848-3747, ext. 240